Exhibit 10.1

March 7, 2006

Mr. Robert C. Caller

RE:          Employment offer

Dear Mr. Caller:

Alliance Gaming Corporation (the “Company,” defined below) is pleased to offer you employment under the following terms and conditions.  The date you will start to work at the Company is March 31, 2006, or at a later mutually agreed-upon date if your starting date is delayed due to any residual obligations from your current employer (the “Effective Date”), and it is the intent of you and the Company that your last day of employment with the Company will be September 30, 2009.  If you accept employment with the Company, either you or the Company may terminate your employment at any time with or without cause, with the rights and obligations of the parties upon termination of your employment limited strictly to the terms of this letter agreement.

1.             Definitions.

“Cause” means the following events leading to termination of employment as determined by the Company, upon reasonable investigation, in its judgment and discretion, as the case may be after: (1) a substantial act or omission which is dishonest or fraudulent against the Company, (2)  a conviction of a felony or conviction of a gross misdemeanor involving moral turpitude or criminal conduct against any person or property, including without limitation, the Company, (3) a substantial act or omission that constitutes willful misconduct in the performance of your job responsibilities or material failure to adhere to legal Company policies, (4) any improper or illegal act, omission or pattern of conduct in the performance of your job responsibilities, which is not remedied by you within thirty days of your receipt of written notice from the Company, (5) a breach of the Company’s then-current corporation employment policies, procedures and rules, (6)  any material breach of this letter agreement by you, or (7) failure to comply with any provision of the gaming laws of the State of Nevada or the rules and regulations of the Nevada Gaming Control Board or the Nevada Gaming Commission or any gaming law, ordinance, rule or regulation of any city or county having jurisdiction, or the gaming laws, regulations and rules of any other nation, state, county or other jurisdiction in which the Company may be doing business at any time which will materially and negatively affect the registration and licensing of the Company.

“Change of Control” means such circumstances which shall have been deemed to occur upon (a) the consummation of a tender for or purchase of more than fifty percent (50%) of the Company’s capital stock (as “Company” is defined below) by a third party, excluding the initial public offering by the Company of any class of its capital stock, (b) a merger, consolidation or recapitalization of the Company such that the stockholders of the Company immediately prior to the consummation of such transaction possess less than fifty percent (50%) of the voting securities of the surviving entity immediately after the transaction or (c) the sale, lease or other disposition of all or substantially all of the assets of the Company.

“Company” means Alliance Gaming Corporation, as a publicly traded company on the New York Stock Exchange, and subsequently Bally Technologies, Inc., assuming the pending name change of Alliance Gaming is ratified at the upcoming shareholders meeting held on March 6, 2006.

“Diminution of Duties” means any change in your title, job duties and responsibilities that alters or modifies your employment duties and responsibilities with the Company, including any salary reduction, in any manner that results in a material diminution or reduction of your work duties and responsibilities that occurs following a Change of Control of the Company.

“Salary Continuation” means the Company’s continued payment of your then-current base salary on normal paydays following termination of your employment with the Company, paid under such circumstances described in further detail in this letter agreement, less standard withholding and offset by all income earned from other employment during any period of time that you receive any Salary Continuation.

“Term” means the intended term of your employment with the Company, which shall commence on the Effective Date and expire on September 30, 2009.

2.             Compensation.

A.            Position and Title.  You are offered the position of Executive Vice President and Chief Financial Officer.  You will report to the Chief Executive Office of Alliance Gaming Corporation. Your duties will generally include all management and supervision of all of the Company’s finance and accounting functions and staffing, along with any other related duties that the Chief Executive Officer may assign to you during the Term.  In addition, your duties will include assuming the position of corporate Treasurer for the Company and its subsidiaries and affiliates and fulfilling any other work duties and requirements for the Company that are related to your appointment as Treasurer.

B.            Salary.  Your base salary will be $340,000 a year beginning on the Effective Date. Your base salary will be reviewed annually and adjustment may be made at the Company’s option based on merit during the Term.  While the Company makes no express representations as to the certainty of any salary increases, the Company expressly agrees that your annual base salary will not decrease below $340,000 at any time while you are employed by the Company during the Term.

C.            Stock Options.  Subject to the approval of the Board of Directors of Alliance Gaming Corporation, you will be granted an option on the Effective Date to acquire 175,000 unregistered shares of Alliance Gaming Corporation common stock at the per-share exercise price which will be equal to the market price of a common share of Alliance Gaming Corporation common stock as of the close of business on the Effective Date, referred to below as the “Option.”  You acknowledge and agree that this Option constitutes a material inducement for you to accept your new employment with the Company.

The Option shall become exercisable in four installments, with the first installment of 20,000 shares vesting on June 30, 2006, and with subsequent installments of 50,000 shares each vesting on June 30, 2007, and June 30, 2008, respectively, and with the final installment of 55,000 shares vesting on September 30, 2009.  The Option granted to you will be granted in accordance with the Company’s then-current policies and procedures and you agree that you will cooperate with the Company in completing any registrations, filings or other documentation that may be required in conjunction with the Option granted to you.  In the event you terminate your employment with the Company during the Term as a result of a Diminution of Duties occurring within one year following a Change of Control of the Company or upon you completing the entire Term of your employment, all installments of the Option granted to you which have not already vested, will be deemed to have vested on the date of such termination and you shall have one year to exercise your option to purchase stock pursuant to the Option under these circumstances.  Otherwise, if the Company terminates your employment without Cause, any installment of your Options that would vest within one year of the date of your termination will vest and you will then have one year following this termination date to exercise any such installment(s) of the Option granted to you that are deemed vested as of the date of such termination.  If the Company terminates your employment with Cause or if you quit for any reason, you will have ninety days to exercise any installment(s) of the Option which have vested as of the date of such termination under these circumstances.  Any subsequent installment(s) of the Option shall not vest and you shall have no right to exercise them if you are terminated for Cause or if you resign prior to these remaining scheduled vesting dates.

D.            Salary Continuation.  During the Term, if the Company terminates your employment without Cause after the Effective Date, the Company will pay you Salary Continuation for a period of one year immediately following such termination of your employment, unless such termination occurs on or after September 30, 2008, in which instance the Company will only pay you Salary Continuation from the date of such termination until September 30, 2009.  Additionally, the Company will pay you Salary Continuation for one year if the Company terminates your proposed employment prior to the Effective Date.  You will not receive Salary Continuation for any period of time following your termination if the Company terminates your employment for Cause or if you terminate your employment for any reason at any time, unless you terminate your employment as a result of a Diminution of Duties occurring within one year following a Change of Control of the Company.  During the Term, if you terminate your employment as a result of a Diminution of Duties occurring within one year following a Change of Control of the Company, the Company will pay you Salary Continuation for a period of one year immediately following such termination of employment.  Further, you will not receive any Salary Continuation following the completion of the entire Term of your employment with the Company.

E.             Management Incentive Program. You will be entitled to participate in the Company’s Management Incentive Program.  This incentive plan entitles you to receive a target performance bonus in the amount of $204,000 per year, with a maximum of $347,000 per year and a minimum of $160,000 for the Company’s Fiscal Year 2007.  You will be subject to the terms and conditions of the Company’s MIP plan, which will be provided to you separately from this letter agreement.  For the remainder of the Company’s Fiscal Year 2006 ending on June 30, 2006, you will receive a pro rata portion of the existing incentive plan based on your tenure during FY 06 in the fixed amount of $38,400.  For the period July 1, 2009 to September 30, 2009, the company will pay a minimum bonus of $51,000.  Starting in the Company’s FY 2007, the Company may pay you up to 30% of the amount of any performance bonus you have earned in shares of restricted stock of the Company that shall vest and become exercisable by you at the discretion of the Board of Directors up to two years after such shares are granted.  In no case shall the shares vesting extend beyond September 30, 2009.

F.             Other Consideration.  You shall receive a one-time signing bonus of $100,000, payable to you upon your purchase of a home in the greater Las Vegas area as your residence.  In the event that you are terminated with Cause or you terminate your employment with the Company within one year from the Effective Date, you agree to reimburse the Company the monthly unamortized portion of this bonus amount and agree that the

Company may withhold this unamortized amount from any monies owed you at the time of your termination.  If the Company terminates your employment without Cause at any time, you will not be obligated to reimburse the Company for any portion of this signing bonus.

G.            Relocation Travel.  The Company will pay for two relocation trips for you and your immediate family in accordance with the Company’s then-current travel and expense policies to allow you to search for a home in the greater Las Vegas area.   There are no other relocation allowances provided by the company.

H.            Termination Release.  The payment to you of any amounts of cash and equity compensation following termination of your employment with the Company in accordance with this Section 2 of this letter agreement shall be conditioned upon the execution by you and the Company of a mutual release agreement providing for the release of all claims against the Company and you, respectively, except for claims arising under or in connection with such mutual release agreement.

3.             Employment Covenants.

A.            Covenant not to compete. You agree not to compete with the Company for as long as you are employed by the Company. You agree not to compete with the Company for one year after your employment with the Company terminates if the Company terminates you for Cause, or if you quit for any reason (the “Non-Compete Period”).

If you are terminated without Cause, or if you quit as a result of Diminution of Duties following a Change of Control, you agree not to compete with the Company during any period that you receive Salary Continuation, as set forth above.  Furthermore, if you are terminated without Cause, the Company may elect, at its sole option, to extend your period of non-competition for an additional period of time of up to six months if the Company provides you with Salary Continuation during this additional period of non-competition.  In the event the Company so elects to exercise its option to extend the Non-Compete Period, the Company shall give you written notice at least ninety days before the expiration of the initial Non-Compete Period.

To “compete” means to establish, engage, or be connected with, directly or indirectly, any person or entity engaged in a business in competition with the business of the Company (which, as defined above, includes any of the Company’s subsidiaries or affiliates) in any area where the Company does business, whether as an employee, owner, partner, agent, employee, officer, consultant, advisor, stockholder (except as the beneficial owner of not more than 5 percent of the outstanding shares of a corporation, any of the capital stock of which is listed on any national or regional securities exchange or quoted in the daily listing of over-the-counter market securities and, in each case, in which you do not undertake any management or operational or advisory role) or in any other capacity, for your own account or for the benefit of any person or entity.

You acknowledge and agree that the scope and duration of this covenant not to compete are reasonable and fair. However, if a court of competent jurisdiction determines that this covenant is overly broad or unenforceable in any respect, you and the Company agree that the covenant shall be enforced to the greatest extent the court deems appropriate and that the court may modify this covenant to that extent.

B.            Covenant not to solicit customers, employees, or consultants. You agree that during your employment with the Company and for one year after your employment ends for any reason, you shall not, directly or indirectly, (i) aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the Company to accept employment of any kind with any other person or entity, or (ii) solicit the trade or patronage of any of the Company’s customers (which includes customers of any of the Company’s subsidiaries or affiliates) or of anyone who has traded or dealt with the Company with respect to any technologies, services, products, trade secrets, or other matters in which the Company is active.

C.            Confidential information. You agree that your work for the Company will give you access to confidential matters of the Company not publicly known such as proprietary matters of a technical nature (including but not limited to know-how, technical data, gaming processes, gaming equipment, techniques, developments) and proprietary matters of a business nature (including but not limited to information about costs, profits, markets, sales, lists of customers, and matters received by the Company in confidence from other parties), collectively referred to as “Confidential Matters.” Some Confidential Matters may be entitled to protection as “Trade Secrets,” as that term is defined in N.R.S. 600A.030(5), the Restatement of Torts, and case law interpreting the same.

You agree to keep secret all such Confidential Matters and agree not to directly or indirectly, other than is necessary in the business of the Company and the scope of your employment, disclose or use any such Confidential Matters at any time except (i) with prior written consent of the Company, (ii) as necessary in any judicial or arbitration action to enforce the provisions of this letter agreement, (iii) in connection with any judicial or administrative proceeding to the extent required by law, and (iv) as otherwise required by law. You agree that all written materials (including correspondence, memoranda, manuals, notes, and notebooks) and all models, mechanisms, devices, drawings, and plans in your possession from time to time (whether or not written or prepared by you) embodying Confidential Matters shall be and remain the sole property of the Company, and you will use all reasonable precautions to assure that all such written materials and models, mechanisms, devices, drawings, and plans are properly protected and kept from unauthorized persons. You further agree to deliver all Confidential Matters, including copies, immediately to the Company on termination of your employment for any reason, or at any time the Company may request.

For a period of ten years after termination of your employment with the Company for any reason, you shall not reveal directly or indirectly to any person or entity or use for your personal benefit (including without limitation, for the purpose of soliciting business, whether or not competitive with any business of the Company) any Confidential Matters. To the extent that any Confidential Matters are considered by the Company as Trade Secrets, you agree that all limitations on use of these Trade Secrets shall last forever. You further agree that immediately upon or after termination, you will deliver to the Company all memoranda, notes, reports, lists, models, mechanisms, devices, drawings or plans and other documents (and all copies thereof) in your possession relating to the business of the Company or its subsidiaries and affiliates.

D.            Intellectual Property. You shall promptly disclose in writing to the Company all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not patentable, and the expressions of all inventions, discoveries, concepts, ideas, developments, improvements, and innovations, whether or not copyrightable (collectively “Inventions”), conceived, developed, or first actually reduced to practice by you, either alone or with others, during your employment with the Company or during the first six months after your employment with the Company ends for any reason, that (i) relate in any manner to the existing or contemplated business or research activities of the Company, (ii) are suggested by or result from your work for the Company; or (iii) result from the use of time, materials, or facilities of the Company. All Inventions you conceive, develop, or first actually reduce to practice, either alone or with others, while employed by the Company that relate in any manner to the existing or contemplated business or research activities of the Company shall be the exclusive property of the Company. You assign to the Company your entire right, title, and interest in and to all such Inventions and to all unpatented Inventions that you now own, except those specifically described in a statement that has been separately executed by you and an officer of The Company and attached hereto, provided, however, that if no such list is attached, you represent and warrant that there are no such Inventions. You will, at the request and expense of the Company, execute specific assignments to any such Inventions and execute, acknowledge, and deliver patent applications and such other documents (including but not limited to all provisionals, continuations, continuations-in-part, continued prosecution applications, extensions, re-issues, re-examinations, divisionals and foreign counterparts) and take such further action as may be considered necessary by the Company at any time, whether during your employment with the Company or after it terminates for any reason, to obtain and define letters patent in any and all countries and to vest title to such Inventions and related patents or patent applications in the Company or its assignees. Any Invention that you disclose to a third person or describe in a patent application filed by you or in your behalf during your employment with the Company or within six months after your employment with the Company terminates for any reason shall be presumed to have been conceived or made by you during your employment with the Company unless proved to have been conceived and made by you after the expiration or termination of this letter agreement.

E.             Non-disparagement. You and the Company each agree that, during your employment with the Company and after your employment with the Company terminates for any reason, neither shall, publicly or privately, disparage or make any statements (written or oral) that could impugn the integrity, acumen (business or otherwise), ethics, or business practices of the other (including, in the case of the Company, its affiliates and subsidiaries), except, in each case, to the extent (but solely to the extent) necessary (i) in any judicial or arbitration action to enforce the provisions of this letter agreement, or (ii) in connection with any judicial or administrative proceeding to the extent required by applicable law, or (iii) as otherwise required by law.

F.             Injunctive relief; jurisdiction. You acknowledge that the Company will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if you breach any of your obligations under this letter agreement. Accordingly, you agree that the Company will be entitled, at its option, to injunctive relief against any breach or prospective breach by you of your obligations under this section in any federal or state court of competent jurisdiction sitting in Nevada, in addition to monetary damages and any other remedies available at law or in equity. You hereby submit to the jurisdiction of such courts for the purposes of any actions or proceedings instituted by the Company to obtain such injunctive relief, and agree that process may be served on you by registered mail, addressed to your last address known to the Company, or in any other manner authorized by law.

G.            Material inducements. The restrictive covenants and other provisions in this letter agreement are material inducements to the Company entering into and performing its obligations under this letter agreement. Accordingly, in the event of any breach of the provisions of this section by you, in addition to all other remedies at law or in equity possessed by the Company, including but not limited to the right to enforce the covenants you have agreed to in this letter agreement, the Company shall have the right to terminate this letter agreement and your employment with the Company and not pay any amounts payable to you under this letter agreement.  In the event any of the provisions of this letter agreement are individually deemed unlawful, any remaining provisions of this letter shall remain in full force and effect.

Except as modified by this letter, the terms and conditions of your employment with the Company shall be subject to the Company’s regular employment policies and practices and benefits as may be in effect from time to time. This letter comprises the entire agreement between you and the Company and supersedes all other oral and written agreements previously entered into by you and the Company concerning the same subject matter.  If accepted, this offer will not create an agreement of employment for any specific term or otherwise alter the at-will nature of your employment relationship with the Company. If you accept this offer, either you or the Company may terminate your employment at any time with or without cause.

If you accept this offer of employment, please sign below and return this letter to me. A copy is enclosed for your records. Once signed and returned, this letter will comprise a binding agreement between you and the Company. If you have any questions about its meaning, you are urged to consult with your attorney.

Sincerely,

ALLIANCE GAMING CORPORATION

By: Richard Haddrill
Chief Executive Officer

ACCEPTANCE

I have read the foregoing letter, and I have reviewed it with counsel or have had the opportunity to do so. I understand and accept its terms.

Robert C. Caller

EXCLUDED INVENTIONS

In conjunction with my pending offer of employment with Bally Technologies, Inc. f/k/a Alliance Gaming Corporation (“Company”), the following is a list of inventions along with all related intellectual property surrounding such inventions, that are expressly excluded from any Inventions that I may be required to assign to the Company at any time prior to, during or after my employment with the Company:

1.             Golf Betting Management Software that is used to calculate individual and team betting amongst multiple players using a standard “Nassau” format including presses, two and four man team competitions, calculation of “Skins” both gross and net of handicap producing summarized results automatically by player for all types of bets entered into.

Agreed and acknowledged this 7th day of March 2006.

Bally Technologies, Inc. f/k/a
Alliance Gaming Corporation

By:

Print name, title:

Robert C. Caller

By: